Exhibit 99.1

NEWS DETAILS

CAMERON AND SCHLUMBERGER FORM SUBSEA JOINT VENTURE
OneSubsea targets subsea oil production and recovery

HOUSTON, November 15, 2012—Cameron and Schlumberger today announced the creation of OneSubsea™, a joint venture to manufacture and develop products, systems and services for the subsea oil and gas market. This new company will offer a step change in reservoir recovery for the subsea oil and gas industry through integration and optimization of the entire production system over the life of the field. The integration of the production system will be accomplished by combining superior reservoir knowledge and wellbore technologies, with industry leading subsea technologies, all together delivering enhanced productivity, reliability and integrity.

Cameron and Schlumberger have 60/40 ownership of the joint venture, respectively, and the transaction is subject to regulatory approvals and other customary closing conditions. Cameron, with its long history of innovation and firsts in the subsea market, is an industry leader in design capability, manufacturing excellence and successful installations. Schlumberger brings a deep understanding of the reservoir, and industry-leading well completions, subsea processing and integration platform.

Under the terms of the formation agreement, Cameron will contribute its existing subsea division and receive $600 million from Schlumberger. Schlumberger will contribute its Framo, Surveillance, Flow Assurance and Power and Controls businesses. Cameron will manage the joint venture and will consolidate it for financial reporting purposes. Cameron will reflect minority interest in its financial statements for Schlumberger’s interest in the JV.

Cameron Chairman, President and CEO, Jack B. Moore said, “Our new venture with Schlumberger provides a powerful marriage of their oilfield services technology and our subsea equipment heritage. It leverages Cameron’s flow control expertise, world class manufacturing and aftermarket capabilities.”

Schlumberger CEO Paal Kibsgaard commented, “This new joint venture, which combines the forces of two world-class companies, is uniquely positioned to optimize complete subsea production systems and help our customers improve production and recovery from their subsea developments. The broad scientific and technology platform that Schlumberger brings will enable a total system approach, leading to a unique and differentiated offering in this rapidly growing market”.

A key priority of the joint venture will be strengthening research and engineering investment, including complementary projects with the parent companies, towards the integration of the complete subsea production system from pore space to the export point, in order to unlock reservoir potential from our customer’s subsea developments.

Credit Suisse acted as financial advisor to Cameron. Goldman, Sachs & Co. acted as financial advisor to Schlumberger.

About Cameron

Cameron is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries. For more information, visit www.c-a-m.com.

About Schlumberger

Schlumberger is the world's leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 115,000 people representing over 140 nationalities and working in approximately 85 countries, Schlumberger provides the industry's widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues from continuing operations of $36.96 billion in 2011. For more information, visit www.slb.com.

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This document includes forward-looking statements regarding the joint venture and the companies, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The joint venture and companies’ actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the joint venture and companies’ performance and are subject to a variety of factors, some of which are not under the control of the joint venture and companies, which can affect the joint venture and companies’ results of operations, liquidity or financial condition.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the joint venture and companies have no control or influence, and should not therefore be viewed as assurance regarding the joint venture and companies’ future performance.  Additionally, the joint venture and companies are not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

For further information, contact:

Investors

Jeff Altamari
Vice President, Investor Relations
Cameron International Corporation
Tel: +1 713 513 3344
jeff.altamari@c-a-m.com

Malcolm Theobald
Vice President of Investor Relations
Schlumberger Limited
Tel: +1 713 375 3535
investor-relations@slb.com

Media

Sharon Sloan
Marketing Communications Manager
Cameron International Corporation
Tel: +1 713 939 2706
Sharon.Sloan@c-a-m.com

Joao Felix
Director of Corporate Communications
Schlumberger Limited
Tel:+ 1 713 375 3494
jpfelix@slb.com